Exhibit 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT
AND MUTUAL GENERAL RELEASE

This Confidential Settlement Agreement and Mutual General Release (hereinafter the “Agreement”) is entered into as of June 4, 2012 by and between Regeneca, Inc., a Nevada corporation (the “Corporation”) and Matthew Nicosia (“Nicosia”). The Corporation and Nicosia shall be collectively referred to herein as the “Parties.”

RECITALS

A.           WHEREAS, the Corporation owes to Nicosia certain debts and obligations including but not limited to unpaid salary, unreimbursed expenses, unpaid vacation and other compensation related expenses (the “Nicosia Obligations”); and

B.           WHEREAS, in order to settle the Nicosia Obligations the Corporation proposes to sell, exchange and transfer to Nicosia certain assets of the Corporation listed on Schedule A (the “Assets”);

C.           WHEREAS, as additional consideration for the sale and exchange of the assets, Nicosia will agree to assume and indemnify the Corporation against the debts the Corporation owes to certain third parties listed on Schedule B (the “Third Party Obligations”); and

D.           WHEREAS, Nicosia holds certain shares of the Corporation’s Common Stock, options and/or warrants to purchase shares of Common Stock (the “Nicosia Equitable Interests”);

E.           WHEREAS, the Corporation and Nicosia now desire to satisfy the Nicosia Obligations in exchange for the transfer of  the Assets, the cancellation of the Nicosia Equity Interests and the assumption by Nicosia of the Third Party Obligations; and

E.           WHEREAS, subject to the terms and conditions set forth in this Agreement, the Parties hereto desire to settle all claims between them upon complete performance of all terms under this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, conditions, and promises contained herein, the Parties agree as follows:

SETTLEMENT TERMS

1.           Consideration of Nicosia.

1.1           Nicosia hereby agrees to cancel, release and terminate all of the Nicosia Obligations and to transfer or cancel all of the Nicosia Equity Interests for assignment by the Corporation to Nicosia of all of the Corporation’s right, title and interest, in and to the Assets.

1.2           Nicosia further agrees to assume, pay, discharge or settle, and to hold the Corporation harmless from, the Third party Obligations.

1.3           Nicosia agrees to provide to Dwight D. Baron without any compensation, consulting services as required by the Settlement Agreement between the Corporation and Dwight D. Baron up to ten hours per month for a period of six months.

1.4           Nicosia agrees to provide the Corporation, without any compensation, consulting services to the Corporation regarding E-cig up to ten hours per month for a period of six months.

2.           Consideration of the Corporation.

2.1           The Corporation hereby agrees to assign to Nicosia all of its right, title and interest, in and to the Assets.  The Corporation agrees to execute and deliver such other agreements, instruments, documents and assignments as may be reasonably necessary to effectuate the transfer of the Assets.

2.2           The Corporation shall permit Nicosia (and his affiliates) to occupy the current corporate offices of the Corporation without any payment of rent or expenses until June 30, 2012.

3.           Transfer of Nicosia Equity Interests.  Upon execution of this Agreement, Nicosia will immediately tender to the Corporation any certificates or agreements representing the Nicosia Equity Interests and will do all that is necessary to endure that the transfer of the Nicosia Equity Interests are completed and in compliance with all applicable laws, covenants and restrictions.

4.           Non-Disparagement. The parties agree not to disparage one another, including disparagement of their shareholders, members, partners, officers, directors and employees.

5.           Covenant Not to Compete.  The Corporation hereby covenants that for two years from the date of the execution of this Agreement it will not engage in any activity that competes with the business conducted by Nicosia using the Assets.

6.           Return of Corporation Property.  Within five days of executing this Agreement, Nicosia shall return all Corporation property currently in his possession, including, but not limited to equipment and other items, and all documents of any kind, including all originals or copies, which pertain, relate or refer to the Corporation.

7.           Assignment of Intellectual Property.  Concurrent with the execution of this Agreement, the Corporation assigns, transfers and conveys to Nicosia all rights, title, and interest in and to all intellectual property used, incorporated, employed or included in the Assets, and agrees to execute such other agreements, acknowledgments, documents or instruments necessary or advisable to evidence such assignment, transfer and conveyance,

8.           Mutual Release of Claims.

8.1           It is understood and agreed, by and among all of the Parties to this Agreement that, in consideration for the mutual promises and covenants undertaken herein, and after consultation with legal counsel, the Parties do hereby, for themselves and for their heirs, attorneys, legal representatives, agents, successors-in-interest and assigns, irrevocably and unconditionally release and forever discharge one another and their parent companies, subsidiaries, affiliates, predecessors, successors or assigns, shareholders, members, partners, officers, attorneys, agents and employees from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind and character, which each has or may have against the other by reason of, or arising out of any and all other matters of whatever kind, nature or description, whether known or unknown, occurring prior to the date of execution of this Agreement.

8.2           The Parties agree to waive and release any claim for damages occurring at any time after the date of execution of this Agreement because of alleged continuing effects of any alleged acts or omissions involving the Parties which occurred on or before the date of this Agreement.

8.3           Notwithstanding the foregoing, Nicosia does not waive or relinquish any right, entitlement or claim for indemnification from the Corporation to which Nicosia is entitled under the Articles of Incorporation, Bylaws ;and agreements.  The Corporation agrees to indemnify, defend and hold harmless Nicosia from and against any claims, damages, liabilities, fees (including reasonable attorneys’ fees) and other expenses arising from or relating to his service as an officer or director of the Corporation.  This indemnification obligation shall continue for a period of five years from the date of this Agreement.

9.           Waiver of California Civil Code Section 1542

9.1           The Parties do hereby, for themselves, and for their heirs, attorneys, legal representatives, agents, successors-in-interest and assigns, expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of California and do so understanding and acknowledging the significance and consequences of such specific waiver of Section 1542.

9.2           The Parties acknowledge that they are being represented in this matter by legal counsel, and acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims, the Parties expressly acknowledge that this Agreement is also intended to include in its effect, without limitation, all claims which they do not know or expect to exist in their favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims.

REPRESENTATIONS & WARRANTIES

10.           Representation by Counsel.  The Parties represent and agree that they have carefully read and fully understand all of the provisions of this Agreement, and the terms and conditions set forth herein, and that they are voluntarily entering into this Agreement.  The Parties affirm that, prior to execution of this Agreement, they have consulted with legal counsel concerning the terms and conditions set forth herein.

11.           No Assignment.  The Parties represent that they have not assigned, transferred, or granted, or purported to assign, transfer, or grant, any of the claims, demands, causes of action, obligations, agreements, liens, judgments, orders, damages, liabilities, losses, costs, or expenses of any kind, in law or equity, whether known or unknown, that one of them now holds, will ever hold, or has ever held against the other.

12.           Corporate Authority.  If any Party to this Agreement is a corporation, partnership, or other entity, the person signing this Agreement warrants that he is authorized and has authority to sign this Agreement on behalf of the corporation, partnership or other entity.

13.           No Reliance.  Neither party nor any officer, agent, employee, representative, or attorney for either party has made any statement, representation, or promise to the other regarding any facts relied upon in entering into this Agreement.  The Parties represent, warrant and agree that they have not relied and do not rely upon any statement, representation or promise of the other, or of any officer, agent, employee, representative, or attorney for the other in executing this Agreement, or in making the settlement provided for herein, except as expressly stated in this Agreement.

14.           Nicosia Equity Interests.  The Nicosia Equity Interests represent all the shares of capital stock of the Corporation that Nicosia owns, and Nicosia has no other right, option or warrant ort other right to acquire any shares of capital stock of the Corporation.  Nicosia hereby represents that Nicosia owns all of the Nicosia Equity Interests, and that he has not sold, transferred, hypothecated, pledged, lent, gifted or otherwise disposed of any of the Nicosia Equity Interests.  No other person has any right to acquire any of the Nicosia Equity Interests. Nicosia agrees that he will indemnify and defend all other Parties against any and all claims against any of them by individuals and entities later asserting ownership of shares of the Corporation obtained from Nicosia.

GENERAL PROVISIONS

15.           Choice of Law.  This Agreement shall be deemed to have been executed and delivered within the State of California and the rights and obligations of the Parties hereto shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of California.

16.           Whole Agreement.  This Agreement contains all the terms and conditions agreed upon by the Parties hereto regarding the subject matter of this Agreement.  Any prior agreements, promises, negotiations, or representations, either oral or written, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force or effect.  This Agreement is executed without reliance upon any representation by any person concerning the nature or extent of injuries or damages or legal liability.

17.           Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.  Facsimile signature pages shall be acceptable as if original signature pages.

18.           Severability.  The provisions of this Agreement are contractual, and not mere recitals.  The Agreement shall be considered severable, such that if any provision or part of the Agreement is ever held invalid under any law or ruling, that provision or part of the Agreement shall remain in force and effect to the extent allowed by law, and all other provisions or parts shall remain in full force and effect.

19.           Amendment.  Any amendment or modification of this Agreement must be in writing and signed by the Parties.

20.           Attorneys’ Fees.  If any party hereto brings a legal action to protect or enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover reasonable attorneys' fees, expenses, and other costs incurred in the conduct of such litigation and any appeal therefrom.

21.           Waiver of Breach.  No waiver by any party of any breach of any term or provision of this Agreement shall be construed to be, nor be, a waiver of any preceding, concurrent or succeeding breach of the same, or any other term or provision hereof.

22.           Binding.  This Agreement is binding upon and shall inure to the benefit of the Parties hereto, their respective divisions, affiliates, parents, subsidiaries, predecessor and successor corporations, and the past and present directors, officers, shareholders, agents, servants, employees, representatives, administrators, partners, general partners, managing partners, limited partners, assigns, heirs, successors or predecessors in interest, and attorneys.

23.           Construction of Ambiguous Terms.  It is agreed and understood that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement.  In the event any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the Parties with respect to any such ambiguous language, consistent with the parole evidence rule.

 [Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Confidential Settlement Agreement and Mutual General Release.

DATED: June 4, 2012	MATTHEW NICOSIA /s/ Matthew Nicosia
DATED: June 4, 2012	REGENECA, INC. By: /s/ James Short Name: James Short Its: Director

SCHEDULE A

List of Assets

1.      All assets relating to or used in the business of offering and selling Regeneca products the “Business”) identified as “Regeneca”, “RegenaSlim”, “RegeneaBoost” and RegenaBlend” (the “Products”), including but not limited to:

a.           All intellectual property, trademarks, tradenames, formulas, copyrights, ingredientlists, know-how and moral right in and to the Products;

b.           All software developed or licensed from third parties for use by the Business,including all databases, and an assignment of any licensing agreements to usesuch software (including any prepaid licensing fees);

c.           All network information, including all distributor information, customer lists andmarketing and sales processes, methods and procedures.

d.           All inventory , raw material and work in progress;

e.           All agreements or relationships with suppliers, manufacturers, distributors andshippers; and

f.            All furniture and equipment used in the Business, including computers, servers,printers and related equipment.

SCHEDULE B

List of Assumed Third Party Liabilities

Creditor/Payee	Description	Estimated Amount
Daniel Kerker	Compensation Related Expenses	$75,000
David R. Shute	Compensation Related Expenses	$35,000
Douglas Platt	Compensation Related Expenses	$2,500
James C. Short	Compensation Related Expenses	$27,500
Robert Van Boereum	Compensation Related Expenses	$37,500
Sediji Design Studio	AP Design	$32,000
Sheri Sharman	Compensation Related Expenses	$25,000
SPExpress	AP Shipping	$7,900
Tracey Jacobsen	Compensation Related Expenses	$5,000
Val Krapf	Compensation Related Expenses	$5,600
Wilson, Haglund & Paulsen/Wilson & Oskam	Legal Fees	$77,000
Hector Minjarez	Compensation Related Expenses	$5,000
Vivakor	AP Product	$50,000
IME Capital	Debt	$130,000
Max International	Judgment	$100,000
Wellman & Wells LLP	Legal Fees	$27,500
	Total	$642,000